             AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT


         THIS AGREEMENT is entered into and made effective as of the 13th day of July, 1999, by and between ROCHE DIAGNOSTICS CORPORATION, an Indiana corporation having a principal place of business at 9115 Hague Road, Indianapolis, Indiana 46250 ("Roche Diagnostics"); and SPECTRX, INC., a Delaware corporation having a principal place of business at 6025A Unity Drive, Norcross, Georgia 30071 ("SpectRx").

                                   WITNESSETH:


         WHEREAS, SpectRx and Boehringer Mannheim Corporation, n/k/a Roche Diagnostics Corporation, entered into a Development and License Agreement dated December 2, 1994 (the "1994 Development Agreement") for the purpose of developing a non-invasive diabetes screening instrument as originally envisioned by such parties;

         WHEREAS, the parties wish to amend and restate the 1994 Development Agreement in respect of the non-invasive diabetes screening instrument developed to date (the "Device"), which amended and restated agreement will supersede the 1994 Development Agreement;

         WHEREAS, certain know-how relating to a method and apparatus using noninvasive instrumentation to measure molecular changes in human lenses for the purpose of detecting diabetes is owned by Georgia Tech Research Corporation ("GTRC") and licensed exclusively to SpectRx pursuant to a License Agreement dated as of May 7, 1991, between GTRC and Laser Atlanta Optics, Inc., which was assigned to SpectRx on January 16, 1993, and amended on October 19, 1993 (the "GTRC License");

         WHEREAS, SpectRx has applied its know-how ("Know-How") to develop a device to detect diabetes in humans and has built prototype devices and has conducted clinical trials of such devices;

         WHEREAS, Roche Diagnostics is in the medical diagnostics business and has experience and expertise in the marketing of medical diagnostics products, and desires to assist SpectRx in completion of the funding of the development of the Device to the extent indicated herein and obtain worldwide exclusive marketing rights to same;

         NOW THEREFORE, in consideration of the premises and mutual agreements expressed herein, the parties agree as follows:

1.0      DEFINITIONS

1.1 "Affiliate" shall mean, with respect to either party, any corporation, partnership or other business entity that now or in the future controls, is controlled by, or is under common control with, such party. "Control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or more interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control. Not withstanding the foregoing, Genentech, Inc., shall not be deemed an Affiliate of Roche Diagnostics.

1.2 "Device" means any non-invasive instrument and improvements thereto developed by, for or with SpectRx that uses the Know How that measures changes in human lenses or other structures of the human eye for the qualitative detection of diabetes for screening purposes or for any other application related to diabetes.

1.3 "Field" shall mean applications involving the non-invasive determination of information about diabetes from the eye, including diabetes screening, determining the duration of diabetes in a patient and for any other applications related to diabetes.

1.4 "Know-How" shall mean technical information known to SpectRx related to making and using the Device and also any and all intellectual property owned or controlled by SpectRx that, in the absence of the licenses contained herein would be infringed by the making, selling or using of the Device. Know-How includes, without limitation, trade secrets and Confidential Information of SpectRx; the design of the Device; any applicable copyrights in documentation; information, including without limitation non-public information licensed to SpectRx under the GTRC License; US Patent 5,582,168 and US Patent 5,203,328 (the "Screening Patents"); the US Patent Application internally referred to at SpectRx as SPRX017 (the "Duration Patent Application"); any continuations, continuations-in-part, divisionals and reissues of such patents and patent application; and any foreign counterparts of such patents and patent application.

1.5      "Product Launch" shall mean the earlier of:

                  (i) the date upon which Roche Diagnostics has received delivery of a total of two hundred and fifty (250) Devices purchased pursuant to the Supply Agreement and FDA Regulatory Clearance for US sales has been issued (or an FDA panel has reviewed the Device application and given a favorable indication of approval and both parties agree that such FDA Regulatory Clearance is imminent), or

                  (ii) the date that is 18 months from the Agreement date, if Roche Diagnostics is not using best efforts to diligently pursuing FDA Clearance by pursuing all recommendations requested by the FDA for the submission including but not limited to completing all clinical studies and data analysis, and preparing all requested information for submittal to the FDA.

1.6 "Supply Agreement" shall mean that certain amended and restated supply agreement for the purchase and sale of Devices of even date herewith between SpectRx and Roche Diagnostics, as amended or supplemented by agreement of the parties from time to time.

2.0      TERMINATION OF 1994 DEVELOPMENT AGREEMENT
         The parties hereto agree that the 1994 Development Agreement is hereby superseded in its entirety, and of no further force or effect, including without limitation, any terms thereof that are stated to, or would otherwise, survive a termination or expiration of such agreement, and that no party has any remaining rights or obligations thereunder.

3.0      RIGHTS GRANTED BY SPECTRX AND ROYALTIES

3.1 In consideration of the payments set out in Section 4.1, below, and Sections 4.1 and 4.2 of the Supply Agreement, and coming into effect only after full payment thereof (the "License Effective Date") by Roche Diagnostics to SpectRx, SpectRx hereby grants to Roche Diagnostics, subject only to the terms and conditions set forth herein, a worldwide, exclusive license in the Field to sell and market the Device (the "Marketing License"). SpectRx may not, except as provided for in this Agreement, sell, market or distribute, or give any third party rights to sell, market or distribute any non invasive instrument developed by, for or with SpectRx that competes with the Device in the Field.

3.2 The Marketing License shall remain exclusive (as provided for in Section 3.1 hereof) for so long as Roche Diagnostics meets the minimum volume requirements set forth on Exhibit B (or, in the event Roche Diagnostics acquires the Manufacturing License (described below), the Manufacturing License and the Marketing License shall remain exclusive for so long as Roche Diagnostics meets the minimum royalty requirements set forth on Exhibit B) and for so long as Roche Diagnostics does not distribute an instrument that competes with the Device in the Field. Should such minimum volumes not be met (or, in the event Roche Diagnostics has acquired the Manufacturing License, should such minimum royalties not be maintained), or should Roche Diagnostics distribute an instrument that competes with the Device in the Field, the Marketing License (and, in the event Roche Diagnostics has acquired the Manufacturing License, the Marketing License and Manufacturing License) shall become non-exclusive and shall be further limited to a license to market and sell on a non-exclusive basis the Device into the managed care, corporate account and government markets, and not permit Roche Diagnostics to market or sell the Device into any and all other markets, including, for example, the eyecare market. In such event, Roche Diagnostics agrees to cooperate with SpectRx in enabling SpectRx to obtain any government approvals or applications for approval necessary for SpectRx to sell the Device in such countries where Roche Diagnostics has sold or planned to sell the Device prior to the date the Marketing License becomes non-exclusive.

3.3 While the Marketing License is in effect, and during the term of the Supply Agreement, should Roche Diagnostics elect as it may do so under certain conditions pursuant to the terms and conditions of the Supply Agreement, to itself manufacture or otherwise provide for the manufacture of the Device, a further license shall be deemed issued in respect of the manufacture of the Device (the "Manufacturing License"). The Manufacturing License shall constitute the right to manufacture or have manufactured the Device, in accordance with the specifications therefor and such other modifications as the parties may have agreed upon, on a worldwide and exclusive basis. The Manufacturing License will issue, and be deemed in place and effective, upon the determination by Roche Diagnostics to manufacture the Device, upon and after the termination of the Supply Agreement by notice by Roche Diagnostics in accordance with its terms and the payment to SpectRx of all sums payable thereunder. The term of the Manufacturing License, unless sooner terminated pursuant to the terms and conditions hereof, shall be coincident with the term of the Marketing License.

3.4 Neither the Marketing License nor the Manufacturing License, nor any rights thereunder, may be assigned or sublicensed by Roche Diagnostics to any person (other than an Affiliate of Roche Diagnostics) without the express prior written consent of SpectRx, which may not be unreasonably withheld.

3.5 No royalty will be due or payable in respect of the Marketing License. During the term of the Manufacturing License, Roche Diagnostics shall pay to SpectRx, on a quarterly basis, on or before the sixtieth (60th) day following the end of each calendar quarter, royalties equal to [ * ] of the total consideration paid or payable to Roche Diagnostics upon the sale of all Devices (or other value received therefor in respect of the use of the Device), provided such sale is made on an arms-length basis to a purchaser unaffiliated to Roche Diagnostics. In addition, during the term of the Manufacturing License Roche Diagnostics agrees to pay to GTRC any royalties attributable to the manufacture and sale of the Device under the GTRC License. If a Device is sold or given to a purchaser on a non-arms-length basis, including without limitation a fee per test or other similar arrangement, or if the Device is provided to a purchaser as an accommodation, the royalties shall be equal to [ * ] of the fair salable value of such Devices. If the parties hereto cannot agree as to the fair salable value of any Devices so sold, the issue shall be settled by dispute resolution pursuant to Section 10.6 hereof. A Device shall be considered sold for purposes of this Agreement when it is billed out to a third party, or when not billed out, when it is delivered, otherwise conveyed or paid for, whichever occurs first. It is intended that the foregoing royalty shall be paid in respect of and computed on the basis of the sales price to parties who are not Affiliates of Roche Diagnostics, and that inter-company transfers shall not be considered as sales. Contemporaneously with each royalty payment, Roche Diagnostics shall furnish to SpectRx a complete statement certified to be accurate by Roche Diagnostics, showing the number, country in which manufactured, country in which sold to or to which shipped and description and sales price in respect of each Device sold during the preceding calendar quarter. Such a statement shall be furnished to SpectRx whether or not any Devices have been sold during the calendar quarter to which such statement refers. The books and records of Roche Diagnostics relating to such royalty payments shall be open during business hours for reasonable inspection by a certified public accountant appointed by SpectRx and reasonably acceptable to Roche Diagnostics to determine the accuracy of such royalty statements and payments, but for no other purpose. If such audit reveals that the royalties reported by Roche Diagnostics are understated by ten percent (10%) or greater, Roche Diagnostics shall pay for the full cost of the audit; otherwise, SpectRx shall pay for the audit. In any event, any underpayment of royalties revealed by such audit shall be promptly corrected by Roche


         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         Diagnostics, and any overpayment shall be creditable against future royalties. Roche Diagnostics shall keep, maintain and preserve, during the term of the Manufacturing License and for at least two (2) years following the termination or expiration of such license, complete and accurate records of account in respect thereof, including, without limitation, invoices, correspondence and other records. Roche Diagnostics shall require its Affiliates and other sublicensees to maintain similar records necessary for the accurate computation and payment of the royalties payable hereunder.

3.6 Should the Marketing License be terminated pursuant to Section 9.4 hereof prior to the Product Launch and SpectRx undertakes to sell the Device, then SpectRx shall pay, on a quarterly basis, on or before the sixtieth (60th) day following the end of each calendar quarter, royalties equal [ * ] per Device sold in such quarter, although in no event shall the aggregate sum of all royalties payable to Roche Diagnostics under this Section 3.6 exceed an amount equal to [ * ] plus all amounts actually paid SpectRx pursuant to Section 4.3 hereof. The procedures set forth in Section 3.5 governing the determination of royalties; statements, records and notices in respect thereof; and auditing and underpayment or overpayment thereof shall likewise govern the royalties payable pursuant to this Section 3.6 and pursuant to
         Section 3.7.

3.7 Should the Marketing License be terminated pursuant to Section 9.4 hereof within four years after Product Launch, and SpectRx undertakes to sell the Device, then SpectRx shall pay, on a quarterly basis, on or before the sixtieth (60th) day following the end of each calendar quarter, royalties which for the first quarter year succeeding such termination shall be [ * ] per Device sold in such quarter, with such rate descending in equal quarterly increments so that such quarterly royalties in respect of the fourth quarter of the year succeeding such termination, and for each quarter year thereafter, is [ * ] per Device sold in such quarter, although in no event shall the aggregate sum of all royalties payable to Roche Diagnostics under this Section 3.7 exceed [ * ], subject to adjustment if in connection with and prior to Product Launch Roche Diagnostics expends less than an aggregate of [ * ] in startup marketing costs for the Device. In such case, each per Device dollar royalty amount provided for in this Section 3.7 shall be reduced by multiplying each of such amounts by a quotient, the numerator being the actual such startup marketing costs incurred by Roche Diagnostics, and the denominator being [ * ], and the aggregate dollar limitation will be reduced to an amount equal to [ * ] less the excess of [ * ] over the actual such startup marketing costs incurred by Roche Diagnostics.

3.8 Should the Marketing License be terminated pursuant to Section 9.4 hereof, SpectRx agrees to not enter into any marketing alliance or distribution agreement as to the Device with any companies (or Affiliates thereof) in the glucose monitoring business. Further, should the Marketing License be terminated pursuant to Section 9.4 hereof subsequent to Product Launch, SpectRx agrees to use commercially reasonable efforts to perform, on behalf of Roche Diagnostics, for a period of six (6) months any distribution agreements to which Roche Diagnostics is a party in respect of the Device in existence at the time of such termination.




         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

3.9 Coincident with the execution and delivery of this Agreement, SpectRx will transfer by assignment to Roche Diagnostics royalty free, world-wide exclusive license, irrevocable, with right of sublicense, to U.S. Patent Application for the Method and Apparatus for Determining Duration of Medical Condition (Reference No.SPRX017).

4.0      DEVELOPMENT PAYMENTS

4.1 As consideration for the Marketing License and the option to obtain the Manufacturing License, and for the world-wide exclusive license to the patent application as provided in Section 3.9 hereof Roche Diagnostics will simultaneously with and upon the same day as the execution and delivery of this Agreement pay to SpectRx, by wire transfer of immediately available funds to a bank account designated by SpectRx, [ * ]. (This payment is separate from certain simultaneous payments to be made to SpectRx pursuant to the Supply Agreement.)

4.2 The Specifications for the Device are set forth on Exhibit C attached hereto. SpectRx agrees to use commercially reasonable efforts, at its own cost with milestone payments from Roche to complete development of the Device according to the Specifications. The Specifications may be modified upon mutual agreement of the parties, with any additional development costs related to modifications proposed by Roche Diagnostics to be paid by Roche Diagnostics with the exception of changes reasonably required for safety reasons.

4.3 As additional consideration for the licenses referred to in Section 4.1, Roche Diagnostics agrees to pay SpectRx, within thirty (30) days of receipt of an invoice therefor the following milestones payments upon the completion of such indicated milestones:

                  Initiate Validation Clinicals [ * ]                      $ [ * ]

                  Agency Testing Approval [ * ]                            $ [ * ]

                  Initiate Reliability/Lifetime Test (3 Devices[ * ]       $ [ * ]

                  Deliver 4 devices to Roche for clinical testing) [ * ]   $ [ * ]
                  Pilot Production Complete
                  (30 Devices Shipped to Roche Diagnostics) [ * ]          $ [ * ]


         The dates indicated for each milestone are estimated target completion dates. For each full thirty (30)-day period as to which the completion is delayed beyond any target completion date, the corresponding milestone payment will be reduced by [ * ], unless Roche Diagnostics agrees to extend such deadline, although in no event will any milestone payment be reduced more than [ * ]in the aggregate. The deadlines provided for herein above will be deemed extended to accommodate delays caused by Roche Diagnostics, including without limitation delays due to changes in the design, the development process, the manufacturing process, packaging, or additional testing requested by Roche Diagnostics.




         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.4 Roche Diagnostics shall give technical, clinical and marketing input to the SpectRx project team during completion of the development tasks outlined in Section 4.3. Roche Diagnostics will pay the cost of obtaining clearance from the Food and Drug Administration and its foreign counterparts necessary for Roche Diagnostics to sell the Device.

4.5 SpectRx shall at its own expense, with Roche Diagnostics' assistance, continue to pay maintenance fees and prosecute applications in respect of the Screening Patents in the following countries: Belgium, Switzerland, Germany, Spain, Great Britain, Italy, Australia, Canada , France, Netherlands, Mexico, and Japan, as reasonably practical as determined by SpectRx, and maintain any such patents when issued. Roche Diagnostics shall, at the expense of Roche Diagnostics, with SpectRx's assistance, prosecute the Duration Patent Application in the name of SpectRx as owner and in respect of such Application and the patent to be issued thereunder, file applications for the same patent in the name of SpectRx as owner in all major markets of the world for the Device and shall diligently prosecute, at the expense of Roche Diagnostics, such patent applications and maintain any such patents when issued. Roche Diagnostics may, at its own expense, file, prosecute and maintain additional applications for patents anywhere in the world with respect to applications in the Field, which applications and patents issued thereunder shall be in the name of and owned by SpectRx, which patent applications and patents shall become part of the "Know-How."

5.0      CONFIDENTIALITY

5.1 It is contemplated that the parties may wish to transmit to each other confidential information. Each party agrees to receive such confidential information, if it is in writing or other tangible form and clearly marked by the transmitting party prior to transmittal as being confidential and agrees not to disclose such confidential information to any third party for a period of five (5) years following any termination of this Agreement unless the information (a) was known to the receiving party prior to the time of disclosure, (b) is obtained from a third party having an apparent right to disclose the information, (c) was or becomes available to the public through no fault of the receiving party or (d) was independently developed by employees of the receiving party who have not had access to the confidential information. Each party agrees not to use the confidential information of the other for any purpose other than those set forth in this Agreement. In the event a party considers certain information which has been marked confidential to be excluded from the above obligations of confidence and non-use and intends to make disclosure of such information to a third party, thirty days written notice of such intent and the reasons therefor shall be given to the other party. It is also understood that confidential information may be transmitted orally between the parties if it is identified at the time of transmittal as being confidential and within thirty days thereafter confirmed in writing or other tangible form by the disclosing party and marked as being confidential. . Each party is entitled to rely on the non-confidential, non-trade secret status of all information otherwise transmitted. The covenants in this Section 5.1 also cover Confidential Information transmitted at any time prior to the date of this Agreement, including without limitation Confidential Information transmitted pursuant to, and prior to, the 1994 Development Agreement.

5.2 It is understood that disclosure of any information by one party to the other under this Agreement shall in no way be considered as a grant of any right or license to the receiving party to use such information except for the purposes set forth in this Agreement. The provisions of this Section 5.0 shall survive any termination of this Agreement for any reason.

6.0      JOINT OBLIGATIONS

6.1 Roche Diagnostics and SpectRx each agree to cooperate with the other in the completion of the development of the Device, including the specific tasks outlined in Section 4.3 hereof.

6.2 The parties agree to make reasonable efforts to keep each other informed promptly of:

                  (a)      all improvements relevant to the Device, if any;
                  (b) all technical information relating to the Know-How as such data and information are acquired or developed by either party, if any;
                  (c) all data or information concerning the clinical evaluations or studies made by or for either party relating to the Device for diabetes; and
                  (d) all publications coming to the attention of either party relating to the Device, if any for diabetes.

7.0      RELATIONSHIP OF THE PARTIES

         This Agreement is not intended to create nor shall it be deemed to constitute, a partnership, agency, employer-employee, or joint venture relationship between the parties. The respective activities by the parties hereunder shall be provided as independent contractors. Neither party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

8.0      GOVERNMENT REGULATIONS AND GUIDELINES

         Each party shall use its best efforts to assure that all further work conducted hereunder shall be in accordance with the laws, rules and guidelines applicable to the parties carrying out such work, in particular, so far as applicable, the present and future guidelines for Good Laboratory Practices and Good Manufacturing Practices set forth, as amended from time to time, in the Code of Federal Regulations of the United States of America and the corresponding local law of such other countries as may be applicable to such work.

9.0      TERM AND TERMINATION

9.1 This Agreement shall remain in effect until terminated in accordance with sections 9.2 or 9.3,

9.2 This Agreement may be terminated at any time by Roche Diagnostics upon written notice thereof to SpectRx provided, however, that in the event of termination pursuant to this section, Roche Diagnostics shall have no further rights to the Device or the Know-How, the Marketing License shall terminate and the Manufacturing License (if then granted) shall terminate, and all sums paid or payable shall remain the property of SpectRx and shall not be refundable, and to the extent accrued but unpaid any such sums owed to SpectRx shall thereupon be immediately due and payable. Roche Diagnostics further agrees that, if it terminates this agreement under this Section 9.2, for a two year period, following the effective date of termination, it will not market an instrument that competes with the Device in the Field. Either party may terminate this Agreement (and the Manufacturing License if then in effect) (i) by written notice in the event the other party materially breaches this Agreement and does not cure such breach within thirty
         (30) days of written demand for cure, or (ii) by written notice upon the liquidation or bankruptcy of, or an assignment for the benefit of creditors of, or a declaration of insolvency by, the other party.

9.3 If, at any time Roche Diagnostics ceases, or fails to commence, active marketing efforts in respect of the Device, SpectRx may provide Roche Diagnostics with written notice of its intent to terminate the Marketing License and this Agreement. Such termination shall become effective thirty (30) days after Roche Diagnostics' receipt of such notice; provided, however, that if Roche Diagnostics gives SpectRx written notice that it disagrees with SpectRx's conclusion that Roche Diagnostics is not engaged in active marketing efforts in respect of the Device, then the Marketing License and this Agreement shall continue in effect until the parties have resolved their dispute pursuant to Section 10.6 hereof.

9.4 Upon termination of this Agreement pursuant to this Article 9, the Marketing License and the Manufacturing License (if granted) shall terminate and all rights in and to the Device and Know-How shall be solely and exclusively held by SpectRx. Roche Diagnostics will thereupon use its reasonable best efforts to cause to be transferred to SpectRx any governmental approvals obtained or applications submitted by Roche Diagnostics and necessary for SpectRx to market the Device.

10.      MISCELLANEOUS PROVISIONS

10.1 This Agreement constitutes and contains the entire Agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be amended or modified or one or more of the provisions thereof waived only by written instrument signed on behalf of the parties.

10.2 Any notice required to be given hereunder shall be sent by first class registered or certified mail addressed to the party to whom it is to be given as follows:

                  To Roche Diagnostics:     Roche Diagnostics Corporation
                                            Attn.:  President
                                            9115 Hague Road
                                            Indianapolis, Indiana 46250

                                            with copy to Legal Department at
                                            same address

                  To SpectRx:               SpectRx, Inc.
                                            Attn.:  President
                                            6025A Unity Drive
                                            Norcross, Georgia 30071

         All notices shall be deemed given when sent by registered or certified mail, postage prepaid, to the addresses listed above. The date of postmark shall be the date of such notice.

10.3 SpectRx warrants and represents that, as of the date of this Agreement, it has the right to grant to Roche Diagnostics the rights granted herein and that there are no outstanding agreements, assignments or encumbrances inconsistent with this Agreement. SpectRx further represents and warrants to Roche Diagnostics that it has given Roche Diagnostics access to substantially all technical and clinical data thus far generated with respect to the Device and that all such data is accurate and complete in all material respects to the best of SpectRx's knowledge. Roche Diagnostics warrants and represents that it has no outstanding agreements that are inconsistent with this Agreement.

10.4 This Agreement shall be construed according to the laws of the State of Georgia. Venue for any litigation under this Agreement shall be state court, Gwinnett County, Georgia.

10.5 During the term of this Agreement or any extension thereof none of the parties hereto will make any publications relating to the details of the business arrangement between them contemplated hereunder, including business plans, without the approval of the other; provided, however, that such approval shall not be unreasonably withheld. Notwithstanding the foregoing or anything else provided in this Agreement, neither this
         Section 10.5, nor the provisions of Section 10.9, shall restrict (nor provide a penalty payment as to) publicity or disclosure of this Agreement or information concerning this Agreement which a party hereto reasonably determines is required to fulfill its disclosure obligations to its shareholders under applicable securities laws or as otherwise customarily provided by such party to its shareholders; provided, however, that prior to making any such disclosures the party seeking to make such disclosures shall use reasonable efforts to obtain approval of the other party of the contents of such disclosures.

10.6 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved as provided in, and pursuant to the terms and conditions of Sections 11.6(a) and 11.6(b) of the Supply Agreement, which provisions are incorporated herein by this reference.

10.7 All payments made pursuant to this Agreement shall be net of withholding and other taxes (except for taxes that are due on the net income of a party) that may be due on such payments.

10.8 This Agreement shall not be assignable by either party without the prior written consent of the other, such consent will not be unreasonably withheld; provided, however, that Roche Diagnostics may assign this Agreement to any Affiliate.

10.9 Prior to Product Launch the parties shall meet and negotiate in good faith a communications policy to be effective conincent with Product Launch. Prior to Product Launch, nNo news release, advertisement, marketing announcement, public announcement, denial or confirmation of same, of any kind regarding any part of the subject matter of this agreement or device shall be made by SpectRx without prior written approval of Roche Diagnostics. Such material shall be presented to Roche Diagnostics two weeks prior to deadlines for review and written approval. Failure to comply with the foregoing requirement will result in a [ * ] payment by SpectRx to Roche Diagnostics per documented occurrence.

10.10 The acceptable performance of the device per Section 8.3.1 of the System Specification Document ("SSD") is based on meeting the stated performance on the defined test population. In no event would SpectRx be required to invest in R & D or engineering to meet acceptable/approvable performance other than as defined in the SSD. WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement as of the date first above written.

SPECTRX, INC.


By:
   -------------------------------------

Title:
      ----------------------------------

ROCHE DIAGNOSTICS CORPORATION


By:
   -------------------------------------

Title:
      ----------------------------------





         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                    Exhibit A

                                  GTRC License

                   [on File as Exhibit 10.11(A) to Form 10K]

                                    Exhibit B

                       Volume Requirements Per Section 3.4


(1) Volume requirements will be deemed not met for the two (2)-year period commencing on the day immediately succeeding the date of Product Launch if an annual average of less than [ * ] Devices are purchased by Roche Diagnostics within the two (2) years comprising such period (or should the Manufacturing License issue, royalties thereunder are paid (or accrued) in respect of an annual average of less than [ * ] Devices during such two (2) year period).

(2) Volume requirements will be deemed not met if for any year commencing on the second (2nd) anniversary, or any subsequent anniversary, of the date immediately succeeding the date of Product Launch, less than [ * ] Devices are purchased by Roche Diagnostics during such year (or should the Manufacturing License issue, royalties thereunder are paid (or accrued) in respect of less than [ * ] Devices during any such year.

(3) Provided the Marketing License (and Manufacturing License if then in effect) are maintained as exclusive licenses during the five (5)-year period commencing on the day immediately succeeding the date of Product Launch, such licenses shall remain exclusive indefinitely thereafter (unless terminated in accordance with Section 9 or Roche distributes an instrument that competes with the Device in the Field as otherwise provided in Section 3.2 if during such five (5)-year period more than [ * ] Devices are purchased by Roche Diagnostics (or while the Manufacturing License is in effect, a royalty is paid (or accrued) in respect thereof during such period).

(4) For year 2000, Roche Diagnostics [ * ] resulting from reduced purchase volumes in accordance to the following formula:

         [ * ] less the number of units actually purchased by Roche in the year 2000, that difference then multiplied by [ * ]

         Any payment shall be requested in writing and will be paid upon review of the supporting details. Payment will be made within 30 days of the end of the year in question.



         (*) Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                    Exhibit C

                            Specifications for Device

                                      [*]




(*) CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.